Exhibit 99.1

The Necessity Retail REIT, Inc. (NASDAQ:RTL) Q3 2022 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Curtis Parker - Senior Vice President

Operator

Good morning and welcome to the Necessity Retail REIT, Inc. Third Quarter 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of RTL's website at www.necessityretailreit.com. Joining me today on the call to discuss the results are Michael Weil, President and Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences or otherwise impact our business.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, RTL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to Mike Weil. Mike?

Mike Weil

Thank you, Curtis. Good morning and thank you all for joining us today.

We had an excellent third quarter, highlighted by leasing over one million square feet, including new leases and lease renewals, and completing the CIM portfolio acquisition. Most notably, we grew AFFO per share by 18% when compared to the fourth quarter of 2021, the last full quarter prior to the CIM portfolio transaction. In all, the quarter was among the most successful quarters we've had since our listing in terms of leasing, which was strong, and increased occupancy at our open-air shopping centers, which reflects the ongoing strength of the US retail sector.

We believe our preeminent necessity-based retail portfolio is well positioned for meaningful capital appreciation with a dividend that provides shareholders a very compelling current yield. Furthermore, compared to our peers, we believe that our portfolio provides tremendous upside that we would expect to offset any perceived short-term economic uncertainty. The financial press has broadly touted the resilience of the US retail sector, including in a featured article in the Wall Street Journal in early October that declared that US retail "is enjoying its biggest revival in years." Retail vacancy fell to its lowest level in 15 years in the second quarter of this year, while asking rents at US shopping centers were 16% higher than five years ago. For the first time since 1995, more stores opened than closed in the US last year, with that trend expected to continue in 2022, even in the face of possible economic headwinds. Of course, this comes as no surprise to us, as we have long believed that necessity retail is a reliably strong sector of the economy that offers compelling reasons for investing in its underlying real estate.

We continue to see results from the significant commitment we've made over the last year to building a world-class asset management team. I am very pleased with the third quarter results this team achieved, recording more leasing activity, measured by square feet, than in any prior quarter since 2018. Our executed leases as of quarter end plus leasing pipeline as of October 31st would raise occupancy in our multi-tenant segment to 92.8%, up from 89.4% at the end of the second quarter, as executed leases commence and assuming all of the signed letters of intent lead to definitive leases. Executed leases in the third quarter totaled over one million square feet. This includes over 500,000 square feet through 41 new leases in our multi-tenant portfolio with $3.5 million of annualized straight-line rent and over 550,000 square feet on 42 lease renewals in our multi-tenant portfolio representing $8.4 million in annualized straight-line rent. As of the quarter end, the lease renewals had a positive spread of 7.7% between the previous rent and the rent payable under the terms of the renewal. Our leasing pipeline as of October 31st, including leases executed after the end of the third quarter, consisted of over 368,000 square feet and $5.0 million in annualized straight-line rent over a weighted average lease term of 11.2 years. During the first nine months of the year, in our multi-tenant portfolio we signed leases for over 1.9 million square feet. This consists of 70 new leases, totaling almost 800,000 square feet and over $6.5 million in annualized straight-line rent, and 98 lease renewals totaling over 1.1 million square feet and $16.5 million in annualized straight-line rent. The renewals had a positive lease spread of 7.1%.

At quarter end, our $5.2 billion portfolio was comprised of 1,050 properties, with executed occupancy plus leasing pipeline of 93.9%, and a weighted-average remaining lease term of 7.0 years. Annualized straight-line rent increased almost 38% year-over-year to $392.3 million and the square footage of our portfolio grew over 43% to approximately 28.8 million square feet, in large part due to the acquisition of the CIM portfolio. As of the quarter end, the tenants of our single-tenant assets are over 54% actual or implied investment-grade rated, and 40.4% of anchor tenants in our multi-tenant portfolio are actual or implied investment-grade rated. Based on straight-line rent, 63.9% of leases across the portfolio include contractual rent increases which increase the cash that is due under these leases over time by approximately 1% per year on average. We own properties in 47 states and the District of Columbia and our tenants operate across 40 different industries, with no single state or single industry representing more than 10% of our portfolio and no tenant representing more than 4% of our portfolio based on straight-line rent. The necessity-based nature and high percentage of actual or implied investment grade tenants in our portfolio provide dependable long-term cash flows, and we believe the potential for continued rental growth remains through leasing up available space.

At quarter end, our long-term debt had a weighted-average maturity of 4.3 years and was 83% fixed rate after we proactively locked in rates during the historically low interest rate environment we experienced last year, which insulates us from significant exposure to today's rising interest rate environment. We have demonstrated an ability to successfully de-lever in the past and expect that we'll do the same now that the CIM portfolio acquisition is closed. We intend to resume our deleveraging initiative through the strategic sale of properties and continued leasing efforts at multiple recently acquired assets that have upside potential. During the first nine months of the year, we disposed of over $330 million of mostly non-core properties, and have a disposition pipeline of over $250 million, assuming all dispositions close on their contemplated terms. All or a portion of the proceeds from these dispositions is expected to be used to repay debt and lower our net debt to EBITDA ratio.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. The company's third quarter revenue was $116.2 million up 26.4% from $91.9 million in the third quarter of 2021, with a net loss was $56.5 million. Third quarter AFFO was $34.2 million or $0.26 per share, up 18% compared to the fourth quarter of 2021, the last full quarter prior to the CIM transaction. This quarter's results reflect nearly the full impact from the acquisition of the CIM portfolio and did not include any lease termination fees, which had previously increased revenue and AFFO in both the third quarter of last year and the second quarter of this year by $10.4 million and $5.7 million, respectively. Our third quarter 2022 FFO was $29.4 million, or $0.22 per share and NOI was $88.1 million, a 12.2% increase over the $78.5 million of NOI we reported in the third quarter of 2021. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

We ended the third quarter with net debt of $2.8 billion at a weighted-average interest rate of 4.2% and net debt to gross asset value of 51.5%. At September 30th, the components of our debt included $478.0 million drawn on our credit facility, $1.8 billion of outstanding secured debt and $500 million of senior unsecured notes. The amount drawn under our credit facility represents the entirety of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $81.0 million, based on our September 30th cash balance and borrowing availability.

The Company distributed $28.3 million in common dividends to shareholders in the quarter, or $0.21 per share. AFFO per share was $0.26.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

Our third quarter results reflect the benefits of the CIM transaction and the continued performance of our portfolio, and affirm our belief in necessity-based retail real estate, especially single-tenant properties and open-air suburban shopping centers. With tenants such as grocery stores and quick service restaurants, our properties are conveniently located between home and work and are where America shops every day. We are delivering the accretion we expected from the CIM transactions and successfully accelerated the pace of leasing across our portfolio to grow multi-tenant occupancy to almost 93%, including our leasing pipeline. We believe we are well positioned to be one of the premier acquirers of high-quality necessity retail properties and look forward to the lasting impact we expect our successful acquisitions and leasing activity will have for shareholders, while continuing to pay a very compelling dividend. Thank you for joining us this morning, and operator, please open the line for questions.

Question-and-Answer Session